                                                                       Exhibit A



                          CATALYST VIDALIA CORPORATION
                                   FORM U-3A-2

                               Index to Exhibit A





Exhibit A1 -    Catalyst Old River Hydroelectric Limited Partnership audited
                1999 financial statements

Exhibit A2 -    Catalyst Vidalia Corporation unaudited 1999 financial statements

                                                                      Exhibit A1
                                                                      ----------


                              FINANCIAL STATEMENTS


              CATALYST OLD RIVER HYDROELECTRIC LIMITED PARTNERSHIP


                           December 31, 1999 and 1998
                         Report of Independent Auditors

                                                                      Exhibit A1
                                                                      ----------

Financial Statements

CATALYST OLD RIVER HYDROELECTRIC LIMITED PARTNERSHIP

December 31, 1999 and 1998

Report of Independent Auditors...............................           1
Balance Sheets...............................................           2
Statements of Income.........................................           3
Statements of Cash Flows.....................................           4
Statements of Partners' Capital..............................           5
Notes to Financial Statements................................           6

                                                                      Exhibit A1
                                                                      ----------




                         REPORT OF INDEPENDENT AUDITORS


The Partners
Catalyst Old River Hydroelectric Limited Partnership

We have audited the accompanying balance sheets of Catalyst Old River Hydroelectric Limited Partnership (the "Partnership") as of December 31, 1999 and 1998 and the related statements of income, cash flows and partners' capital for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership at December 31, 1999 and 1998, and the results of its operations, its cash flows and its partners' capital for the years then ended in conformity with accounting principles generally accepted in the United States.



                                                        /S/ Ernst & Young

January 24, 2000

                                                                      Exhibit A1
                                                                      ----------

              CATALYST OLD RIVER HYDROELECTRIC LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                AS OF DECEMBER 31

                                 (In thousands)



                                     ASSETS

                                                                          1999                  1998
                                                                     --------------         --------------
Current assets
    Cash and cash equivalents                                        $          286         $          137
    Cash escrowed for current liabilities                                    15,923                 11,020
    Accounts receivable                                                       3,327                  1,586
    Prepaid expenses and other current assets                                   380                    388
                                                                     --------------         --------------
                Total current assets                                         19,916                 13,131

Plant, property and equipment, net                                          432,642                445,333
Cash held in escrow including accrued interest                               53,015                 67,004
Deferred financing costs, net                                                23,167                 24,262
Other noncurrent assets, net                                                    408                    548
Accrued levelized revenue                                                   434,144                392,704
                                                                     --------------         --------------
                                                                     $      963,292         $      942,982
                                                                     ==============         ==============


                        LIABILITIES AND PARTNERS' CAPITAL

Current liabilities
    Accrued interest payable                                         $       13,434         $       13,098
    Accounts payable and other current liabilities                            1,915                  2,046
                                                                     --------------         --------------
                Total current liabilities                                    15,349                 15,144

Finance debt obligation                                                     776,861                760,228
Accrued levelized royalty expense                                            49,638                 44,242
Accrued property taxes                                                       15,050                 13,377
                                                                     --------------         --------------
                Total liabilities                                           856,898                832,991

Partners' capital                                                           106,394                109,991
                                                                     --------------         --------------
                                                                     $      963,292         $      942,982
                                                                     ==============         ==============

                                  See accompanying notes to financial statements.


                                                         2

                                                                      Exhibit A1
                                                                      ----------

              CATALYST OLD RIVER HYDROELECTRIC LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME

                         FOR THE YEARS ENDED DECEMBER 31

                                 (In thousands)





                                                   1999                 1998
                                               ------------        ------------



Revenues                                       $    119,405        $    139,637

Operating expenses
    Depreciation                                     13,788              13,709
    Operations and maintenance                        7,676               7,096
    Property taxes                                    1,687               1,686
    Royalties                                         9,879              11,080
    General and administrative                        2,311               1,830
                                               ------------        ------------
             Total operating expenses                35,341              35,401
                                               ------------        ------------

Operating income                                     84,064             104,236

Interest expense                                    (79,921)            (77,661)
Investment income                                     4,505               4,873
                                               ------------        ------------

Net income                                     $      8,648        $     31,448
                                               ============        ============



                 See accompanying notes to financial statements.

                                        3

                                                                      Exhibit A1
                                                                      ----------

              CATALYST OLD RIVER HYDROELECTRIC LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                         FOR THE YEARS ENDED DECEMBER 31

                                 (In thousands)


                                                                                     1999                  1998
                                                                                 -------------        -------------
Cash flows (used in) provided by operations:
      Net income                                                                 $       8,648        $      31,448
      Adjustments to reconcile net income to net
        cash (used in) provided by operating activities:
           Depreciation                                                                 13,788               13,709
           Amortization of deferred financing costs                                      1,095                1,061
           Changes in operating assets and liabilities:
                Accounts receivable                                                     (1,741)                 137
                Prepaid expenses and other current assets                                    8                  (50)
                Accrued levelized revenue                                              (41,440)             (60,013)
                Accounts payable and other current liabilities                            (131)              (5,473)
                Accrued levelized royalty expense                                        5,396                6,701
                Finance debt obligation                                                 16,633               23,755
                Other operating assets and liabilities                                  (3,021)             (16,539)
                                                                                 -------------        -------------
Net cash used in operating activities                                                     (765)              (5,264)
                                                                                 -------------        -------------

Cash flow used in investing activities
      relating to plant, property, and equipment                                        (1,097)              (1,425)
                                                                                 -------------        -------------

Cash flows provided by (used in) financing activities:
      Sale and leaseback escrowed proceeds released                                     14,256               29,848
      Partner contributions                                                                700                    -
      Partner distributions                                                            (12,945)             (27,140)
                                                                                 --------------       -------------
Net cash provided by financing activities                                                2,011                2,708
                                                                                 -------------        -------------

Net increase (decrease) in cash and cash equivalents                                       149               (3,981)
Cash and cash equivalents at beginning of the year                                         137                4,118
                                                                                 -------------        -------------
Cash and cash equivalents at end of the year                                     $         286        $         137
                                                                                 =============        =============





                 See accompanying notes to financial statements.

                                                                      Exhibit A1
                                                                      ----------

              CATALYST OLD RIVER HYDROELECTRIC LIMITED PARTNERSHIP

                         STATEMENTS OF PARTNERS' CAPITAL

                                 (In thousands)






Balances, December 31, 1997                               $      105,683


Net income                                                        31,448

Partner distributions                                            (27,140)
                                                          --------------

Balances, December 31, 1998                                      109,991

Net income                                                         8,648

Partner contributions                                                700

Partner distributions                                            (12,945)
                                                          --------------

Balances, December 31, 1999                               $      106,394
                                                          ==============












                 See accompanying notes to financial statements.

                                        5

                                                                      Exhibit A1
                                                                      ----------

              CATALYST OLD RIVER HYDROELECTRIC LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS


1.      Organization
        ------------
Catalyst Old River Hydroelectric Limited Partnership (the "Partnership") is a Louisiana limited partnership. The Partnership was formed to develop, construct and operate a 192 megawatt hydroelectric generating facility (the "Project") on a site of approximately 1,100 acres on the Mississippi River near the Town of Vidalia, Louisiana ("Vidalia"). The Partnership originally had two partners, Catalyst Vidalia Corporation ("CVC"), as the general partner, and Dominion Capital, Inc. ("DCI"), as the limited partner, (collectively the "Partners") with each having an undivided 50% interest in the Partnership. On July 15, 1999, Vidalia Holding, LLC, a sister company to CVC, purchased 50% of DCI's limited partnership interest.

On August 25, 1990, the Partnership sold its interests in the Project to certain institutional investors and concurrently leased back such property from the investors. In connection with the sale and leaseback transaction, certain sales proceeds were deposited with an independent collateral agent for the purposes of providing for, among other things, future lease payments, construction completion, dredging costs and construction contractor bonus.

The sale and leaseback is being accounted for using the financing method in accordance with Statement of Financial Accounting Standards No. 66 "Accounting for Sales of Real Estate" and Statement of Financial Accounting Standards No. 98 "Accounting for Leases".

2.      Summary of Significant Accounting Policies
        ------------------------------------------

        Revenue and Royalty Expense Recognition
        ---------------------------------------
The Partnership records revenue from the sale of electric power using a method of accounting which produces a levelized rate per kilowatt hour ("Kwh"). This levelized rate is applied to actual net annual energy output over the life of the power sales contracts, with an adjustment for the time value of money at 9.25%. Revenue in the accompanying statements of income for 1999 and 1998 includes approximately $36.8 million and $33.2 million, respectively, of interest income derived on an annual basis to reflect the time value of money.

The power sales contracts provide for predetermined fixed rates and as such, the levelized basis results in a difference between revenue recognized and revenue collected. This difference is recorded as accrued levelized revenue and will accumulate until such time as the contract rate exceeds the levelized rate. At that point, the accrued levelized revenue will be reduced by the excess of revenue collected over levelized revenue recognized (See Note 5).

                                                                      Exhibit A1
                                                                      ----------

              CATALYST OLD RIVER HYDROELECTRIC LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (continued)
        -----------------------------------------------------

        Revenue and Royalty Expense Recognition (continued)
        --------------------------------------------------
Pursuant to the Amended and Restated Project Development Agreement (the "PDA") with Vidalia, the Partnership is required to make royalty payments to Vidalia at predetermined fixed percentages of net power sales over the term of the power sales contracts. As with revenue recognition, the Partnership records royalty expense using a method of accounting which produces a levelized rate. This levelized rate is applied to levelized revenue, with an adjustment for the time value of money at 9.25%. Royalty expense in the accompanying statements of income for 1999 and 1998 includes approximately $4.2 million and $3.7 million, respectively, of interest expense derived on an annual basis to reflect the time value of money. The levelized basis results in a difference between the royalties due pursuant to the PDA and royalty expense recognized. This difference is recorded as accrued levelized royalty expense and will accumulate until royalties due pursuant to the PDA exceed levelized royalty expense. At that point, the accrued levelized royalty expense will be reduced by the excess of amounts paid over levelized royalty expense recognized (See Note 5).

        Cash and Cash Equivalents
        -------------------------

Included in cash and cash equivalents are temporary cash investments which represent short-term, highly liquid investments with maturities of 90 days or less, when purchased. The carrying amount on the accompanying balance sheets approximates its fair value.

        Plant, Property and Equipment
        -----------------------------

Plant, property and equipment is carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based upon useful lives ranging from 5 to 41 years.

All renewals and betterments are capitalized. Maintenance and repair costs are expensed as incurred.

        Deferred Financing Costs
        ------------------------

Deferred financing costs are carried at cost net of accumulated amortization. Deferred financing costs are being amortized using the interest method, over the total lease term of 41 years.


                                        7

                                                                      Exhibit A1
                                                                      ----------

              CATALYST OLD RIVER HYDROELECTRIC LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS


2.      Summary of Significant Accounting Policies (continued)

        Income Taxes
        ------------

Income or loss of the Partnership for income tax purposes is includable in the tax returns of the Partners. Accordingly, no recognition has been given to income taxes in the accompanying financial statements.

        FERC Regulation
        ---------------

The Project is operated pursuant to a license issued by the Federal Energy Regulatory Commission ("FERC"), and is subject to regulation by the FERC. However, the rates contained in the power sales contracts, have been previously established by contract and approved by the FERC. In addition, the FERC license includes a provision, effective after 20 years of operations under the license, that may result in a restriction of dividend distributions from retained earnings. The restriction is calculated as one-half of earnings in excess of a specified rate of return based upon the net investment in the Project. For the purpose of this provision, the specified rate of return is equivalent to the average annual interest rate on U.S. Treasury obligations adjusted to a 10 year constant maturity plus 4%. Management's intention is to seek a waiver from this provision, on the basis that this provision only applies to suppliers of energy that are subject to rate making procedures based on cost of service.

        Use of Estimates
        ----------------

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of contract revenue and expenses during the reporting periods. However, due to uncertainties in the estimation process, actual results could differ from those estimates.

3.      Sale and Leaseback of the Project
        ---------------------------------

Under the terms of the sale and leaseback transaction, the initial lease term is 30 years, however, the lease agreement includes two renewal options; a fixed rate renewal option, and periodic fair market renewal options. The lease also includes periodic purchase options which are based upon the Project's fair market value. Minimum lease payments vary over the initial lease term in accordance with the cash flows associated with the power sales contracts. It is management's current opinion that the fixed rate renewal option will be exercised through the end of the power sales contracts, and that the other

                                                                      Exhibit A1
                                                                      ----------

              CATALYST OLD RIVER HYDROELECTRIC LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS


3.      Sale and Leaseback of the Project (continued)
        --------------------------------------------

options will not be exercised. Such fixed rate renewal option payments are approximately $49.5 million annually.

The initial finance debt obligation represented the proceeds from the sale and leaseback transaction. The finance debt obligation will be repaid over the term of the lease and the fixed rate renewal periods. The annual lease payments are made on a semi-annual basis and will range from approximately $49.0 million to $116.0 million. During 1999 and 1998, the lease payments totaled approximately $61.7 million and $52.1 million, respectively. The imputed interest rate on the finance debt obligation is approximately 10.3%. Due to the unequal lease payment amounts, the finance debt obligation, on the accompanying balance sheets, increases through the year 2005 as the annual payments are less than the annual accrued interest. The excess of the interest expense over the annual lease payments is recorded as an addition to the finance debt obligation. It is management's opinion that it is impracticable to fair value this financial instrument due to the Project's power sales contracts, royalty agreement, and the Project's overall uniqueness. However, since the Project's inception, long-term interest rates have declined.

All revenues from the Project are contractually required to be deposited into a series of trust accounts administered by an independent collateral agent pursuant to the disbursement agreement which provides for, among other things, the disbursement of funds for Project operations and maintenance costs, lease and royalty payments. Under the terms of the disbursement agreement, on the first business day of each May (Partners' distribution date), cash in the Partners' lessee account will be distributed to the Partners when there is no outstanding Trigger Event or Special Trigger Event (the "Events"), as those terms are defined in the sale and leaseback documents. The occurrence of an Event traps all or part of the available Partnership lessee account cash in escrow accounts until the applicable Event is cured. The Events include, among other things, not meeting the required lease coverage ratio, and drawing the lease reserve accounts below specified levels in order to pay the semi-annual lease payment. The lease coverage ratio, which is calculated as the ratio of cumulative net cash generated by the Project to the cumulative lease payments reduced by scheduled releases from the coverage lease reserve account, for specified prior and future periods, must be at least 1.2 to 1 through December 31, 2000 and 1.25 to 1 thereafter.

As of the first business day in May 1999 and 1998, the Project was in compliance with its lease coverage ratio requirements and there were no outstanding Events. As such, and in accordance with the terms of the sale and leaseback documents, during May of 1999 and 1998 the total balance in the Partner's lessee account as of the first business day of May of each respective year ($14.3 million - May 1999 and $28.6 million - May 1998) was distributed to the Partnership. During those same time periods the Partnership made Partnership distributions totaling $12.9 million in May 1999 and $27.1 million in May 1998, to the Partners.

                                                                      Exhibit A1
                                                                      ----------

              CATALYST OLD RIVER HYDROELECTRIC LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

3.      Sale and Leaseback of the Project (continued)
        --------------------------------------------

As of December 31, 1999, there are no outstanding Events. Unless an Event occurs prior to May 1, 2000, a distribution is expected to be made to the Partners on that date.

The cash reserves are included in both cash escrowed for current liabilities and cash held in escrow including accrued interest on the accompanying balance sheets. Investment income earned on these funds also remains in escrow until released under specified provisions of the sale and leaseback documents.

The following is a schedule of future minimum lease payments due under the above lease at December 31, 1999 (in thousands):

         2000                                             $        68,274
         2001                                                      71,639
         2002                                                      74,912
         2003                                                      76,456
         2004                                                      80,114
         Thereafter (2005-2031)                                 2,061,774
                                                          ---------------
                                                                2,433,169
         Less portion representing
               interest                                         1,656,308
         Present value of future
               minimum lease payments                     $       776,861
                                                          ===============

In connection with the sale and leaseback transaction, the Partnership has agreed to indemnify the lessors, under certain circumstances, in the event of the lessors' loss of certain tax benefits associated with the Project (See Note
7).

4.      Plant, Property and Equipment
        -----------------------------

Plant, property and equipment is summarized as follows (in thousands):

                                                                                             Estimated Useful
                                                    1999                  1998                     Life
                                                ------------          ------------         ---------------------
Land and land improvements                      $    131,252         $     131,252               41 years
Power plant structure                                257,967               257,967               41 years
Machinery, equipment, and furniture                  164,629               163,532              5-41 years
                                                ------------         -------------
                                                     553,848               552,751
Less accumulated depreciation                        121,206               107,418
                                                ------------         -------------
                                                $    432,642         $     445,333
                                                ============         =============

                                                                      Exhibit A1
                                                                      ----------

              CATALYST OLD RIVER HYDROELECTRIC LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

5.      Power Sales Contracts and Royalty Agreement
        -------------------------------------------

The Project's electrical power output is sold to Entergy Services, Inc. ("Entergy"), and Vidalia at fixed annual rates, pursuant to contracts (the "Contracts") approved by the FERC and the Louisiana Public Service Commission (the "LPSC"). The Contracts expire on December 31, 2031, simultaneously with the expiration of the FERC license. During 1999 and 1998, 94% of the Project's electrical power was sold to Entergy and the remaining 6% was sold to Vidalia.

The Contract rates are fixed and increase incrementally. For 1999 and 1998 the rates were $0.10 per Kwh and $0.085 per Kwh, respectively. The rate increases incrementally to $0.205 per Kwh in 2010 through 2013 and subsequently decreases to $0.175 per Kwh in 2014 through 2016 and then to $0.150 per Kwh in 2017 through 2031.

During 1999, the LPSC opened a proceeding (the "Proceeding"), to which the Partnership is not a Party, to examine, among other things, the Contract between Entergy and the Partnership. Although the outcome of the Proceeding cannot be determined at this time, the Partnership believes that any action taken by the LPSC, including actions that would adversely impact Entergy's ability to pass through to its ratepayers its costs under the Contract, would not impact Entergy's contractual obligations to the Partnership under the Contract. In addition, the Partnership does not believe the LPSC has jurisdiction to take such action with respect to the Contract.

Pursuant to the PDA, royalties are due to Vidalia based upon net power sales. The royalty rate was 5.75% of power sales for 1999 and 5.50% for 1998. The rate increases incrementally to 11.60% in 2021, and to 20.0% in 2022 through 2031.

In connection with the PDA, the Partnership guaranteed the timely payment of royalties to Vidalia through August 24, 1999 (the "Guaranty") and agreed to make $7.5 million available to Vidalia for this purpose.

The total payments made to Vidalia under the Guaranty were $4.5 million of which $.6 million is owing to the Partnership at the Guaranty termination date, August 24, 1998. The $.6 million is to be repaid to the Partnership with interest, (the "Guaranty Amount Receivable") over the first twenty quarters commencing September 30, 1998 as an offset to the quarterly royalty payment owed Vidalia. Through December 31, 1999, approximately $.3 million was offset against the Vidalia quarterly royalty as payment against the Guaranty Amount Receivable.


                                       11

                                                                      Exhibit A1
                                                                      ----------

              CATALYST OLD RIVER HYDROELECTRIC LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

6.      Low Water Flow Revolving Credit Facility
        ----------------------------------------

The Partnership has a $24.0 million Low Water Flow Revolving Credit Facility (the "Facility") with a bank (the "Low Flow Lender") that expires on November 1, 2004. This Facility can only be used when certain low water flow conditions exist and can only be used to supplement cash flows needed to pay amounts due under the lease agreement. The Facility bears interest at one of three options, and there is an annual commitment fee on the unused Facility amount of 0.6% through November 1, 1999 and then 0.9% thereafter.

During 1996, when the previous Facility expired and before the new Facility was obtained, excess cash of approximately $1.2 million was funded to the low flow reserve account in accordance with the terms of the sale and leaseback documents. With the new facility in place and all necessary conditions met under the terms of the sale and leaseback documents, the balance ($1.3 million) in the low flow reserve account was transferred to the Partnership on May 1, 1998.

7.       Tax Indemnification Provisions
         ------------------------------

The sale and leaseback documents contain various tax indemnification provisions which could subject the Project to significant financial liability. As of December 31, 1999, there are no outstanding claims under the various tax indemnification provisions.

8.      Related Party Transactions
        --------------------------

During 1999 and 1998, CVC received approximately $1.1 million and $5.5 million, and DCI received $.3 million and $1.1 million, respectively, as partial reimbursements of their direct and indirect costs incurred in connection with their Partnership duties and responsibilities. As of December 31, 1999, the Partnership had a $1.1 million and $.3 million accrued liability to CVC and DCI, respectively, for unpaid costs.

Louisiana Hydro Electric Capital Corporation, a wholly-owned subsidiary of DCI, owns a 9.93% undivided interest in the Project which it purchased in 1990 for $62.9 million as a lessor in connection with the sale and leaseback transaction discussed in Note 1.

                                                                      EXHIBIT A2
                                                                      ----------

                          CATALYST VIDALIA CORPORATION

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                    UNAUDITED

                                     ASSETS

                                                                 December 31,            December 31,
                                                                    1998                    1999
                                                               ----------------        ----------------
Cash and cash equivalents                                      $            113        $            215
Investment in CORHLP                                                     48,973                  47,350
Management fee receivable                                                 1,195                   1,157
Other assets                                                                  -                      30
                                                               ----------------        ----------------
            Total assets                                       $         50,281        $         48,752
                                                               ================        ================

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
       Intercompany payable to TCG                             $            731        $            500
       Intercompany payable to CVHC                                         395                      41
       Accounts payable and acrued expenses                                   2                       8
       Management fee payable to GLP                                          -                     400
       Income taxes payable parent company                               33,209                  34,585
                                                               ----------------        ----------------
            Total liabilities                                            34,337                  35,534
                                                               ----------------        ----------------
Stockholder's equity:
       Common stock                                                           -                       -
       Additional paid-in capital                                             -                       -
       Retained earnings                                                 15,944                  13,218
            Total stockholder's equity                                   15,944                  13,218
            Total liabilities and stockholders equity          $         50,281        $         48,752
                                                               ================        ================


                                                                      EXHIBIT A2

                          CATALYST VIDALIA CORPORATION

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                    UNAUDITED

                                                        Year Ended
                                                       December 31,
                                              -----------------------------
                                                  1998              1999
                                              ------------      -----------
Revenues:
       Equity interest in operating
            results of CORHLP                 $     15,724      $     4,325
       Management fee from CORHLP                    1,616            1,891
       Other income                                     72               29
                                              ------------      -----------
                                                    17,412            6,245
                                              ------------      -----------

Expenses:
       General and administrative                       81               92
       Management fees                               1,616              750
                                              ------------      -----------
                                                     1,697              842
Pre tax income                                      15,715            5,403
Tax  provision                                      (6,094)          (2,161)
                                              ------------      -----------
Net income                                    $      9,621      $     3,242
                                              ============      ===========

                                                                      EXHIBIT A2

                          CATALYST VIDALIA CORPORATION

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                    UNAUDITED

                                                                                      Year Ended
                                                                                     December 31,
                                                                         -----------------------------------
                                                                              1998                 1999
                                                                         -------------        --------------
Cash flows provided by (used in) operations:
   Net income                                                            $        9,621       $        3,242
   Adjustments to reconcile net income to net
   cash provided by (used  in) operating activities:
       Equity interest in operating results of CORHLP                           (15,724)              (4,325)
       Distribution from (contribution to)  CORHLP, net                          13,570                5,947
       Dividend payout to CVHC                                                  (16,491)              (5,968)
       Changes in operating assets and liabilities:
           Management fee receivable from CORHLP                                  3,801                   38
           Management fee payable to parent company                             (11,483)                   -
           Intercompany payable to CVHC                                          10,508                 (354)
           Intercompany payable to TCG                                                -                 (231)
           Other operating assets and liabilities, net                              130                  377
           Income taxes   parent company                                          6,094                1,376
                                                                          -------------       --------------
Net cash provided by operating activities                                            26                  102
                                                                          -------------       --------------

Net increase in cash and cash equivalents                                            26                  102
Cash and cash equivalents beginning of the period                                    87                  113
                                                                          -------------       --------------
Cash and cash equivalents at end of period                               $          113       $          215
                                                                         ==============       ==============

                                                                      EXHIBIT A2

                          CATALYST VIDALIA CORPORATION

                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                 (in thousands)

                                    Unaudited

                                                                           Additional
                                              Shares                          Paid
                                             of Common        Common          In           Retained
                                               Stock          Stock         Capital         Earnings          Total
                                           -------------    ---------     ------------     ---------         --------
Balance December 31, 1997                           10     $      -        $ 77,350         $22,914          $100,264

Dividend (see Note)                                                         (77,350)           (100)          (77,450)

Dividend                                                                                    (16,491)          (16,491)

Net income                                                                                    9,621             9,621
                                           -----------     --------        --------         -------           -------
Balance December 31, 1998                           10            -               -          15,944            15,944

Dividend                                                                                     (5,968)           (5,968)

Net income                                                                                    3,342             3,342
                                           -----------     --------        --------         -------           -------

Balance December  31, 1999                          10     $      -        $      -         $13,318           $13,318
                                           ===========     ========        ========         =======           =======




Note: The 1998 dividend represents a prior period adjustment to R/E for cash distributions from CVC to CVHC which were improperly recorded as loans in the G/L.